LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell manages operations through five operating segments: 1) Olefins and Polyolefins-Americas; 2) Olefins and Polyolefins-Europe, Asia and International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; and 5) Technology.

This information should be read in conjunction with our Earnings Release for the period ended June 30, 2025, including the forward-looking statements and information related to financial measures.

Olefins & Polyolefins-Americas (O&P-Americas) - Our O&P-Americas segment produces and markets olefins & co-products, polyethylene and polypropylene.

Table 1 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Operating income	$142	$85	$519	$227	$875
EBITDA	313	251	670	564	1,191
Identified items: Cash Improvement Plan costs	5	—	—	5	—
EBITDA excluding identified items(a)	318	251	670	569	1,191
(a) See "Information Related to Financial Measures" for a discussion of the company's use of non-GAAP financial measures and Table 6 for reconciliations of these financial measures. “Identified items” include adjustments for lower of cost or market ("LCM"), gain on sale of business, asset write-downs in excess of $10 million in aggregate for the period, Cash Improvement Plan costs, Dutch PO joint venture exit costs, European transaction costs and discontinued operations.

Three months ended June 30, 2025 versus three months ended March 31, 2025 - EBITDA increased $62 million, or $67 million excluding costs associated with the Cash Improvement Plan, versus the first quarter 2025, largely due to higher integrated polyethylene margins following unplanned downtime in the first quarter 2025. Compared to the prior period, olefins results decreased approximately $20 million driven by lower margins due to lower ethylene sales price partially offset by lower feedstock and energy prices. The company's ethylene crackers operated at about 90% of capacity, with the raw materials being approximately 80% ethane and 20% other natural gas liquids. Combined polyolefins results increased approximately $90 million driven by higher polymer margins due to lower ethylene costs. Equity income decreased by approximately $5 million.

Three months ended June 30, 2025 versus three months ended June 30, 2024 - EBITDA decreased $357 million, or $352 million excluding costs associated with the Cash Improvement Plan, versus the second quarter 2024. Olefins results decreased approximately $260 million driven by lower ethylene margins from lower co-products, increased energy costs, and impacts from planned downtime. Combined polyolefin results decreased approximately $90 million due to lower polyethylene margins driven by lower product pricing attributed to unfavorable macroeconomic conditions. Equity income increased by approximately $5 million.

Olefins & Polyolefins-Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets olefins & co-products, polyethylene and polypropylene.

Table 2 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Operating (loss) income	$(40)	$(23)	$30	$(63)	$19
EBITDA	2	17	70	19	84
Identified items: Asset write-downs	32	—	—	32	—
Identified items: Cash Improvement Plan costs	2	—	—	2	—
Identified items: European transaction costs	10	—	—	10	—
EBITDA excluding identified items	46	17	70	63	84

Three months ended June 30, 2025 versus three months ended March 31, 2025 - EBITDA decreased $15 million, or increased $29 million excluding $44 million of identified items compared to the first quarter 2025. Compared to the prior period, olefins results increased approximately $50 million due to improved cracker margins from lower feedstock costs partially offset by lower ethylene prices. The company's ethylene crackers operated at approximately 75% of capacity with about 30% of the raw materials derived from non-naphtha feedstocks. Combined polyolefins results decreased approximately $5 million compared to the prior period driven by lower margins partially offset by higher seasonal demand. Joint venture equity income increased by approximately $10 million due to increased volumes absent planned maintenance and improved margins from lower feedstock costs at joint ventures.

Three months ended June 30, 2025 versus three months ended June 30, 2024 - EBITDA decreased $68 million, or $24 million excluding $44 million of identified items compared to the second quarter 2024. Compared to the prior period, olefins results decreased approximately $15 million due to lower volumes from unplanned downtime partially offset by lower feedstock costs. Combined polyolefins results decreased approximately $20 million due to compressed margins on lower polymer pricing. Joint venture equity income increased approximately $20 million due to the absence of losses recognized by a Chinese joint venture during the first six months of 2024.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets propylene oxide & derivatives, oxyfuels & related products and intermediate chemicals, such as styrene monomer and acetyls.

Table 3 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Operating income (loss)	$151	$(9)	$392	$142	$604
EBITDA	286	94	794	380	1,106
Identified items: Gain on sale of business	—	—	(293)	—	(293)
Identified items: Cash Improvement Plan costs	4	—	—	4	—
Identified items: Dutch PO joint venture exit costs	—	117	—	117	—
EBITDA excluding identified items	290	211	501	501	813

Three months ended June 30, 2025 versus three months ended March 31, 2025 - EBITDA increased $192 million compared to the first quarter 2025 or $79 million excluding the $117 million in shutdown costs associated with the Dutch PO joint venture recognized in the first quarter 2025 and $4 million in costs associated with the Cash Improvement Plan recognized in the second quarter 2025. Compared to the prior period, Propylene Oxide & Derivatives results increased approximately $15 million on lower feedstock costs. Intermediate Chemicals results increased approximately $60 million primarily due to lower feedstock costs and a gain on sale of precious metals. Oxyfuels & Related Products results decreased approximately $5 million driven by lower margins on lower blend premiums partially offset by improved seasonal demand.

Three months ended June 30, 2025 versus three months ended June 30, 2024 - EBITDA decreased $508 million compared to the second quarter 2024 or $211 million excluding $4 million in costs associated with the Cash Improvement Plan recognized in the second quarter 2025 and the gain on sale of the Ethylene Oxide and Derivatives business of $293 million in the second quarter 2024. Compared to the prior period, Propylene Oxide & Derivatives results decreased approximately $15 million due to lower derivatives margins. Intermediate Chemicals results increased approximately $25 million on lower feedstock costs and a gain on sale of precious metals partially offset by lower volumes due to unplanned downtime. Oxyfuels & Related Products results decreased approximately $220 million as margins were significantly compressed on lower crude oil prices.

Advanced Polymer Solutions (APS) - Our Advanced Polymer Solutions segment produces and markets compounding & solutions, such as polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders.

Table 4 - Advanced Polymer Solutions Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Operating income	$10	$17	$15	$27	$28
EBITDA	32	46	40	78	75
Identified items: Cash Improvement Plan costs	8	—	—	8	—
EBITDA excluding identified items	40	46	40	86	75

Three months ended June 30, 2025 versus three months ended March 31, 2025 - Compared to the first quarter 2025, EBITDA decreased $14 million or $6 million excluding $8 million of costs associated with the Cash Improvement Plan in the second quarter 2025. Compared to the prior quarter, EBITDA decreased due to lower volumes on weaker automotive demand and challenging market conditions.

Three months ended June 30, 2025 versus three months ended June 30, 2024 - Compared to the second quarter 2024, EBITDA decreased $8 million or remained flat excluding $8 million of costs associated with the Cash Improvement Plan. Compared to the second quarter 2024, EBITDA was flat due to lower volumes on weaker automotive offset by improved margins.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 5 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Operating income	$22	$42	$72	$64	$181
EBITDA	33	52	84	85	202
Identified items: Cash Improvement Plan costs	1	—	—	1	—
EBITDA excluding identified items	34	52	84	86	202

Three months ended June 30, 2025 versus three months ended March 31, 2025 - EBITDA decreased $19 million relative to the first quarter 2025. Compared to the prior period, catalyst margins decreased, partially offset by increased catalyst demand.

Three months ended June 30, 2025 versus three months ended June 30, 2024 - EBITDA decreased $51 million relative to the second quarter 2024. Licensing revenue decreased compared to the prior period on fewer contracts as well as lower catalyst margins from unfavorable product mix.
Capital Spending and Cash Balances
Capital expenditures, including sustaining maintenance and profit-generating growth projects, were $539 million during the second quarter 2025. At the end of the quarter, cash and liquid investment balances were $1.7 billion, which includes cash and cash equivalents, restricted cash and short-term investments. There were 322 million common shares outstanding as of June 30, 2025. The company paid dividends of $445 million and repurchased approximately 1.6 million shares during the second quarter 2025.

INFORMATION RELATED TO FINANCIAL MEASURES
We make reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA exclusive of identified items provides useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as net income (loss) plus interest expense (net), provision for (benefit from) income taxes, and depreciation and amortization. Identified items include adjustments for “lower of cost or market" (“LCM”), gain on sale of business, asset write-downs in excess of $10 million in aggregate for the period, Cash Improvement Plan costs, Dutch PO joint venture exit costs, European transaction costs and discontinued operations. Asset write-downs include impairments of goodwill, impairments of long-lived assets, a write-down of a related party loan receivable and a fourth quarter 2024 deferred tax valuation allowance for one of our Chinese joint ventures recognized in Income (loss) from equity investments. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. A gain or loss on sale of a business is calculated as the consideration received from the sale less its carrying value. Property, plant and equipment are recorded at historical costs. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value. Goodwill is tested for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the fair value of a reporting unit with goodwill is below its carrying amount. If it is determined that the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge is recognized. We assess our equity investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. If the decline in value is considered to be other than temporary the investment is written down to its estimated fair value. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In June 2025, we announced plans to sell select olefins & polyolefins assets and the associated business in Europe, resulting in selling expenses, separation costs and employee-related charges (collectively referred to as "transaction costs"). In April 2025, the Company announced the Cash Improvement Plan, focused on strengthening financial performance, which resulted in employee-related charges across all segments. In March 2025, we announced plans to permanently close our Dutch PO joint venture asset, resulting in the recognition of shutdown-related costs. In February 2025, we ceased business operations at our Houston refinery. Accordingly, our refining business, previously disclosed as the Refining segment, is reported as a discontinued operation.

Table 6 - Reconciliation of EBITDA to EBITDA Excluding Identified Items by Segment
	Three Months Ended			Six Months Ended
Millions of U.S. dollars	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
EBITDA:
Olefins & Polyolefins - Americas	$313	$251	$670	$564	$1,191
Olefins & Polyolefins - EAI	2	17	70	19	84
Intermediates & Derivatives	286	94	794	380	1,106
Advanced Polymer Solutions	32	46	40	78	75
Technology	33	52	84	85	202
Other, including intersegment eliminations	(13)	(1)	(35)	(14)	(72)
Discontinued operations	(47)	196	20	149	103
EBITDA	$606	$655	$1,643	$1,261	$2,689

Identified items:
less: Gain on sale of business:
Intermediates & Derivatives	$—	$—	$(293)	$—	$(293)
add: Asset write-downs(a):
Olefins & Polyolefins - EAI	32	—	—	32	—
less: Cash Improvement Plan costs:
Olefins & Polyolefins - Americas	5	—	—	5	—
Olefins & Polyolefins - EAI	2	—	—	2	—
Intermediates & Derivatives	4	—	—	4	—
Advanced Polymer Solutions	8	—	—	8	—
Technology	1	—	—	1	—
add: Dutch PO joint venture exit costs:
Intermediates & Derivatives	—	117	—	117	—
add: European transaction costs:
Olefins & Polyolefins - EAI	10	—	—	10	—
less: Discontinued operations	47	(196)	(20)	(149)	(103)
Total Identified items:	$109	$(79)	$(313)	$30	$(396)

EBITDA excluding Identified items:
Olefins & Polyolefins - Americas	$318	$251	$670	$569	$1,191
Olefins & Polyolefins - EAI	46	17	70	63	84
Intermediates & Derivatives	290	211	501	501	813
Advanced Polymer Solutions	40	46	40	86	75
Technology	34	52	84	86	202
Other, including intersegment eliminations	(13)	(1)	(35)	(14)	(72)
EBITDA excluding Identified items	$715	$576	$1,330	$1,291	$2,293

(a) Include asset write-downs in excess of $10 million in aggregate for the period.